Exhibit 99.1

[Logo of Michael Foods Inc.]	NEWS

301 Carlson Parkway ■ Suite 400 ■ Minnetonka, MN 55305 ■ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS TO EXPLORE OPTIONS TO REFINANCE AND REDUCE EXISTING INDEBTEDNESS

MINNETONKA, Nov. 4 — Michael Foods, Inc. announced today that the Company has engaged Banc of America Securities to explore the possibility of amending the terms of its credit facility. The purposes of the amendment will be to reduce total outstanding indebtedness and to utilize both the Company’s improved credit profile and improved market conditions to reduce its overall interest cost.

The Company intends to refinance its outstanding Senior Unsecured Term Loan due November, 2011 with excess cash on the balance sheet and additional proceeds from an increase in the aggregate size of its existing Senior Secured Credit Facilities.

The Company’s news release will be posted on the Michael Foods, Inc. website, www.michaelfoods.com. A Form 8-K containing the news release will also be filed.

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, and Northern Star Co.

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